SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549

                          ------------------------

                                SCHEDULE 13D
                               (Rule 13d-101)

          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
         TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                               RULE 13d-2(a)

                      OPTIKA INVESTMENT COMPANY, INC.
                              (Name of Issuer)

                                Common Stock
                       (Title of Class of Securities)

                                68388L 10 2
                               (CUSIP Number)

                        Maroon Bells Capital, L.L.C.
                     717 North Forest Avenue, 2nd Floor
                           Lake Forest, IL 60045
               (Name, Address and Telephone Number of Person
             Authorized to Receive Notices and Communications)

                               March 30, 2001
          (Date of Event Which Requires Filing of This Statement)


          If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check
the following box    .
                       ---
          Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.



CUSIP NO.                           13d                  Page 1 of 4 Pages
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1         NAMES OF REPORTING PERSONS         Maroon Bells Capital, L.L.C.
          I.R.S. IDENTIFICATION Nos. OF ABOVE PERSONS (ENTITIES ONLY)
          87-0661687
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2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)    X
                                                                 (b)
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3.        SEC USE ONLY

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4.        SOURCE OF FUNDS
          Personal Funds

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5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURUSANT TO
          ITEM 2 (d) or 2 (e)

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6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

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          NUMBER OF      7.   SOLE VOTING POWER               (See Item 5)
          SHARES              818,875
          BENEFICIALLY   ------------------------------------------------------
          OWNED BY       8.   SHARED VOTING POWER             (See Item 5)
          EACH
          REPORTING      ------------------------------------------------------
          PERSON WITH    9.   SOLE DISPOSITIVE POWER          (See Item 5)

                         ------------------------------------------------------
                         10.  SHARED DISPOSITIVE POWER        (See Item 5)

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11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          818,875

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12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

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13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          6%                                                  (See Item 5)

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14.       TYPE OF REPORTING PERSON

          IN & PIN
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ITEM 1.   Security And Issuer.

ITEM 2.   Identity and Background.

ITEM 3.   Source and Amount of Funds or Other Consideration.

ITEM 4.   Purpose of Transaction.

ITEM 5.   Interest in Securities of the Issuer.

ITEM 6.   Contracts, Arrangements, Understandings or Relationships With
               Respect to Securities of the Issuer.


ITEM 7.   Material to be Filed as Exhibits.

                                 SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

          Dated:  April 27, 2001


          /S/ Paul A. Moore
          -----------------------------------------
          Paul A. Moore
          Principal
 .